Exhibit 10.1

One Penn Plaza
19th Floor
New York, NY 10119
(212) 845-8200

January 4, 2016

Mr. Glenn Sblendorio

Dear Glenn:

It is my pleasure to extend to you this offer of employment with Ophthotech Corporation (the “Company”).  On behalf of the Company, I set forth below the terms of your employment:

1.              Employment.  You will be employed to serve on a full-time basis as the Company’s Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer, effective upon the date on which the Company’s current Executive Vice President, Chief Financial and Business Officer, and Treasurer ceases to serve in such position pursuant to the terms of a separation agreement and general release entered into with the Company on or about the date hereof (the “Start Date”). Notwithstanding the foregoing, the Start Date shall not be earlier than March 31, 2016 without your consent. As the Company’s Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer you will report to the Company’s Chief Executive Officer and have the duties and responsibilities that are consistent with your position and such other duties as may from time to time be assigned to you by the Company.  The Company reserves the right to change your title and responsibilities at any time, with or without notice.  You shall perform and discharge faithfully and diligently your duties and responsibilities hereunder.  You agree to devote your full business time, efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.  You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.  Notwithstanding the foregoing, you may continue to serve as a member of the board of directors of the companies for which you currently serve or are engaged with that will be creating a board, may serve on civic, charitable, educational, religious, public interest or public service boards (other than the Company), and may manage your personal and family investments, in each case, to the extent such activities, whether individually or in the aggregate, do not materially interfere or conflict with the performance of your duties and responsibilities for the Company.  You will resign as a member of the Board of Directors (the “Board) of the Company prior to commencement of your employment with the Company.

2.              Base Salary.  Your base salary will be at the rate of $19,038 per bi-weekly pay period (which if annualized equals $495,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices.  Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.              Discretionary Bonus.  Following the end of each calendar year and subject to the approval of the Company’s Board, you will be eligible for a performance bonus of up to 55% of your annualized base salary (the “Target Bonus”), based on your personal performance and the Company’s performance during the applicable calendar year, as determined by the Company in its sole discretion.  In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company.  You will be eligible for a pro-rata discretionary bonus for 2016.

4.              Equity.  In connection with the commencement of your employment with the Company, you will be eligible to receive an option to purchase 150,000 shares of the Company’s common stock (the “Option”), subject to the approval by the Board (acting in its sole discretion) of such option grant.  This option grant is also contingent upon your execution of the stock option agreement covering the Option.  If the Board approves the grant, the Option would be issued on the Start Date with an exercise price equal to the fair market value of the Company’s common stock (as determined by the Board) as of the date of grant and would vest over a four-year period, with 25% of the shares vesting on the first anniversary of the Start Date and the remainder of the shares vesting in equal monthly amounts thereafter until the fourth anniversary of the Start Date, pursuant to the terms of the stock option agreement and subject to your continued employment with the Company.   In addition, you will be awarded a one-time grant of 75,000 Restricted Stock Units that will be granted on the Start Date (the “RSU Grant”).  If the Board approves the grant, the Restricted Stock Unit will vest over a four-year period, with 25% of the shares vesting on the first anniversary of the Start Date and the remainder of the shares vesting at 25% on each anniversary date thereafter, pursuant to the terms of the restricted stock agreement.  The Company grants additional equity awards annually based on performance. You would be eligible for an annual performance-based option and restricted stock unit grant in January of 2017 on a pro-rata basis.

5.              Benefits.  You may participate in any and all benefit programs that the Company establishes and makes generally available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs.  Benefits are subject to change at any time in the Company’s sole discretion.

6.              Vacation.  You will be eligible for a maximum of four (4) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company.  Vacation days for which you are eligible shall accrue pro rata on a monthly basis during the period that you are employed during each calendar year.

7.              Sign-On Bonus.  Ophthotech will pay you a sign-on bonus of $100,000, less applicable taxes and withholdings, payable in the first pay period after you join.  Ophthotech reserves the right to require repayment of this amount should you voluntarily leave employment during your first 12 months with the Company.

8.              Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement.   As a condition of employment, you will be required to execute the attached Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement.

9.              No Conflict.  You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

10.       Proof of Legal Right to Work.  You agree to provide to the Company, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.  You may need a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.       At-Will Employment.  This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer that expressly states the intention to modify the at-will nature of your employment.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.  This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

12.       Successors and Assigns.  The terms of this letter shall be binding upon and inure to the benefit of you and the Company and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that your obligations are personal and may not be assigned by you.  You expressly consent to be bound by the provisions hereof for the benefit of the Company or any subsidiary or affiliate thereof to whose employ you may be transferred without the necessity that this letter be re-signed at the time of such transfer.

13.       Governing Law.  This letter shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this letter shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and you each consents to the jurisdiction of such a court.  The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision hereof.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement.  If you do not accept this offer by January 5, 2016 the offer will be deemed withdrawn.

Sincerely,

By:	/s/ Amy R. Sheehan
Amy R. Sheehan
Vice President, Human Resources

The foregoing correctly sets forth the terms of my at-will employment with Ophthotech Corporation.  I am not relying on any representations other than those set forth above.

/s/ Glenn Sblendorio	1/4/2016
Glenn Sblendorio	Date